News Release
LSBTheBank — P.O. Box 867
Lexington, NC 27293-0867 — www.lsbnc.com

CONTACT:	Frank Sherron, President and COO
(336) 248-6500

LSB TO BUILD DRIVE-THRU OFFICE
Six-Lane Facility Will Be First in Davidson County

LEXINGTON, N. C. (March 23, 2004) — LSB, The Bank, Davidson County’s largest community bank, has begun construction of the first stand-alone drive-thru bank in the county.

The six-lane facility, with a drive up ATM, will open this summer, pending regulatory approval, on South Main Street between West 5th and 6th avenues in Uptown Lexington. The site encompasses a quarter of the block.

“We’re excited about bringing our customers the additional option of express banking,” said Frank Sherron, President. “The location is convenient for people who work in Uptown and easily accessible to residential areas beyond South Main Street.”

“We hope our investment will be a catalyst for the continued redevelopment of Uptown,” Sherron continued. Architect Paul Briggs of Lexington has designed a building that will enhance the area, five blocks from the center of downtown.

Customers will be linked to tellers by closed circuit television. “With the ATM and the closed circuit television, the office will have a high-tech feel and be user-friendly,” said Sherron.

Two of the six lanes will be customized for business and commercial use. “We have listened to the needs of our commercial customers, who have told us that they need convenient access to banking services,” Sherron explained.

“We’re part of a mobile society and consumers want to do their banking easily and quickly on their schedule,” Sherron added. There will be entrances to the drive-thru from South Main and South State streets. Vehicles will exit on West 5th Avenue.

Four tellers will staff the office. “With six lanes and an ATM, customers will be served promptly, therefore reinforcing our Beeline Banking philosophy,” said Sherron.

Established in 1949, LSB provides banking services from 26 offices in Davidson, Forsyth, Guilford, Randolph and Stokes counties with a mortgage origination office in Wake County. Common stock of LSB Bancshares, Inc. is traded on the Nasdaq National Market and is quoted under the symbol, LXBK. Additional information about LSB is available at www.lsbnc.com.

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Information in this press release contains forward-looking statements. These statements are identified by words such as “expects”, “anticipates”, “should”, or other similar statements about future events. These forward looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.

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